SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 9, 2009

Wal-Mart Stores, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-06991	71-0415188
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 S.W. 8th Street

Bentonville, Arkansas 72716

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(479) 273-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 9, 2009, Wal-Mart Stores, Inc. (the “Company”) appointed Brian C. Cornell, age 50, as Executive Vice President, President and Chief Executive Officer of the Company’s Sam’s Club division, effective as of April 3, 2009. Since June 2007, Mr. Cornell has been Chief Executive Officer of Michaels Stores, Inc., an arts and crafts specialty retailer. Previously, Mr. Cornell was Executive Vice President and Chief Marketing Officer of Safeway Inc., a food and drug retailer, from April 2004 until June 2007. Prior to joining Safeway, Mr. Cornell held senior management positions with PepsiCo, Inc., including President of Pepsi Cola North America’s Food Services Division and Senior Vice President of Sales and President of Tropicana International. The Company issued a press release on March 9, 2009 announcing Mr. Cornell’s appointment. A copy of the press release is attached as Exhibit 99.1 to this report.

Mr. Cornell does not have an employment contract with the Company, and his employment is on an at-will basis. Pursuant to the terms of Mr. Cornell’s offer of employment, as approved by the Compensation, Nominating and Governance Committee (the “CNGC”) of the Company’s Board of Directors, Mr. Cornell will receive an annual base salary of $800,000, subject to annual adjustment. Mr. Cornell will also be eligible for an annual cash incentive under the Company’s Management Incentive Plan (the “MIP”), based on performance criteria established by the CNGC. For the Company’s fiscal year ending January 31, 2010, Mr. Cornell’s target cash incentive under the MIP is 160% of his base salary, with a maximum possible payout of 200% of his base salary. Under the performance criteria established by the CNGC for fiscal 2010, Mr. Cornell’s cash incentive payment, if any, will be based in part on the Company’s pre-tax profit performance and in part on the operating income of the Company’s Sam’s Club division.

Mr. Cornell will receive a signing bonus of $1,000,000, payable in two equal installments in March 2010 and March 2011. During the first two years of Mr. Cornell’s employment, the Company is entitled to recover this signing bonus if Mr. Cornell voluntarily resigns from the Company or is terminated for a violation of Company policy. Furthermore, no signing bonus installment shall be paid if, prior to the scheduled date of payment: (1) Mr. Cornell voluntarily resigns from the Company; (2) Mr. Cornell is terminated as the result of Mr. Cornell’s violation of Company policy; or (3) Mr. Cornell’s employment is terminated as the result of his death or disability.

In connection with the commencement of his employment with the Company, Mr. Cornell will receive a grant of restricted shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), with the number of shares to be determined by dividing $2,000,000 by the closing price of a share of Common Stock on the date of grant. These shares will vest in two equal installments on the second and fourth anniversaries of the grant date, provided that Mr. Cornell continues to be employed by the Company on these vesting dates. Mr. Cornell will also be eligible for an annual equity award. For fiscal 2010, this award will be comprised of performance shares with a target value of $3,375,000, which provide the right to receive shares of Common Stock if certain performance goals are achieved over a three-year performance period, and restricted shares of Common Stock with a value of $1,125,000 on the date of grant, which will vest ratably on the second, fourth and fifth anniversaries of the date of grant, provided that Mr. Cornell continues to be employed by the Company on these vesting dates.

Mr. Cornell will also be eligible to receive certain relocation benefits from the Company, including a relocation allowance equal to one month’s base salary and duplicate housing costs for up to six months. Mr. Cornell will also be entitled to participate in all employee benefit plans and programs generally available to the Company’s associates and officers, including the Company’s medical plan, the Officer Deferred Compensation Plan, the Associate Stock Purchase Plan, and the Profit Sharing/401(k) Plan.

In connection with his acceptance of an offer of employment with the Company, Mr. Cornell and the Company entered into a Post-Termination Agreement and Covenant Not to Compete (the “Non-Compete Agreement”). The Non-Compete Agreement is substantially similar to the form of covenant not to compete agreement, as amended, entered into with other executive officers of the Company, and is attached as Exhibit 10.1 to this report. The Non-Compete Agreement prohibits Mr. Cornell, for a period of two years following his termination of employment with the Company for any reason, from participating in a business that competes with the Company and from soliciting the Company’s associates for employment. The Non-Compete Agreement also provides that, if Mr. Cornell is terminated from the Company for any reason, other than his violation of the Company’s policies, the Company will continue to pay his base salary for two years following termination of employment, less any earnings he receives from other employment.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Post-Termination Agreement and Covenant Not to Compete between Wal-Mart Stores, Inc., and Brian C. Cornell, dated March 5, 2009.

99.1	Press Release dated March 9, 2009 announcing the appointment of Brian C. Cornell as Executive Vice President, President and Chief Executive Officer of the Company’s Sam’s Club division.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2009

WAL-MART STORES, INC.

By:	/s/ Jeffrey J. Gearhart
Jeffrey J. Gearhart
Executive Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Post-Termination Agreement and Covenant Not to Compete between Wal-Mart Stores, Inc., and Brian C. Cornell, dated March 5, 2009.

99.1	Press Release dated March 9, 2009 announcing the appointment of Brian C. Cornell as Executive Vice President, President and Chief Executive Officer of the Company’s Sam’s Club division.

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